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                                                                 EXHIBIT 99.1(b)

                       [COMMERCE BANCSHARES LOGO]

FOR IMMEDIATE RELEASE

                                                  FOR MORE INFORMATION, CONTACT:
                                   Jeanne Howard, Director of Regional Marketing
                                                 Commerce Bank, 314-746-3672, or
                                               Harry E. Cruncleton, Chairman, or
                                              Terry W. Schaefer, President & CEO
                                                   West Pointe Bank 618-234-5700

                          WEST POINTE BANCORP, INC. AND
                       COMMERCE BANCSHARES, INC. ANNOUNCE
                           DEFINITIVE MERGER AGREEMENT

(ST. LOUIS, MO AND BELLEVILLE, IL, APRIL 13, 2006) - Commerce Bancshares, Inc. and West Pointe Bancorp, Inc. today jointly announce signing a definitive merger agreement in which West Pointe will merge with Commerce in a transaction valued at $80.9 million in stock and cash. Commerce's acquisition of West Pointe will add $477 million in assets, $256 million in gross loans, $402 million in total deposits, and five branch locations and 25 ATMs in St. Clair County, Illinois (Southwestern Illinois region of Metropolitan St. Louis).

Under terms of the agreement, shareholders of West Pointe will be entitled to elect to receive either cash or stock, with the cash portion of the transaction not to exceed 25 percent of the total consideration. Elections will be subject to proration procedures. It is anticipated that the transaction will be completed in the third quarter of 2006, pending regulatory approvals, the approval of West Pointe shareholders and other customary closing conditions. As part of the transaction, West Pointe has granted Commerce Bancshares an option to purchase 19.9 percent of its common stock under certain conditions.

Commerce Bancshares, Inc. is a $14 billion bank holding company with approximately 340 locations in Missouri, Illinois, and Kansas. The West Pointe acquisition will increase the size of Commerce Bank in St. Louis to approximately $4 billion.

David W. Kemper, chairman, president and chief executive officer of Commerce, commented, "We are excited to announce a merger with West Pointe, a premier franchise in the Illinois region of St. Louis, an area that has a population of approximately 600,000 people. The leadership team of West Pointe has been involved in

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banking in St. Clair County for over 50 years and will continue in its leadership role after the merger. Our St. Louis customers, in a metropolitan area of 2.6 million people, will benefit with increased coverage. This merger furthers Commerce's goal to be the premier bank for consumers and middle-market companies in St. Louis."

Harry Cruncleton, chairman of West Pointe, stated, "Because Commerce and West Pointe share similar operating philosophies as community-oriented banks, we are delighted with the prospects of joining our two banking institutions and the growth opportunities that will result." Terry W. Schaefer, president and chief executive officer of West Pointe, added, "Both organizations share mutual values in our commitment to customers and communities, and those traditions will certainly continue as we move forward. West Pointe customers will have the advantage of a broader array of products offered by Commerce without losing the hometown feel that we have worked diligently to maintain."

Kemper concludes, "West Pointe's superior coverage of St. Clair County fits well with the strategic outline that Commerce has for serving the Metro East area in St. Louis. We look forward to working with the West Pointe management team and welcoming West Pointe customers to Commerce."

ABOUT COMMERCE BANCSHARES, INC.

Commerce Bancshares, Inc. (NASDAQ: CBSH), is a $13.7 billion regional bank holding company. For more than 140 years, Commerce has been meeting the financial services needs of individuals and businesses. Commerce provides a diversified line of financial services, including business and personal banking, wealth management and estate planning, and investments through its affiliated companies. Commerce operates across three states in Missouri, Kansas and Illinois with nearly 340 locations and also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital and real estate activities.

For additional information, please visit www.commercebank.com or email mymoney@commercebank.com.

ABOUT WEST POINTE BANCORP, INC.

West Pointe Bancorp, Inc. (OTCBB: WTPT.OB) operates as the holding company for West Pointe Bank And Trust Company, which provides personal, commercial, and trust banking services in St. Clair and Monroe counties in Illinois, and St. Louis City and St. Louis County in Missouri. The bank has 5 branch locations in east and west Belleville, Columbia, Dupo, and Swansea, Illinois, and operates 25 ATMs. West Pointe Bank And Trust Company was established in 1990 and West Pointe Bancorp, Inc. was established in 1997. Both are headquartered in Belleville, Illinois.

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